Exhibit 21.1
Subsidiaries of the Registrant

Subsidiary Name	Jurisdiction of Incorporation or Organization
Procore Technologies Canada Inc.	Canada
Intelliwave Technologies Inc.	Canada
Procore Technologies France SAS	France
Procore Technologies FZ-LLC	United Arab Emirates
Procore Technologies GmbH	Germany
Procore Technologies Pty Ltd.	Australia
Procore Technologies PTE. LTD.	Singapore
Procore UK Ltd	United Kingdom
Procore Technologies Mexico, S. de R.L. de C.V.	Mexico
Procore International, Inc.	Delaware
Procore Technologies Construction Private Limited	India
Procore Technologies Construction Software Limited Procore Technologies Czech Republic s.r.o.	Ireland Czech Republic
Procore Technologies Costa Rica Limitada	Costa Rica
Novorender AS	Norway
Esticom, Inc.	Delaware
LaborChart, Inc.	Delaware
Express Lien, Inc. d/b/a Levelset, Inc.	Delaware
Zlabs Software Co., L.L.C.	Egypt
Level Supply, LLC	Delaware
Unearth Technologies Inc.	Delaware
Procore Insurance Services, Inc.	Delaware
Procore Payment Services Holding, LLC	Delaware
Procore Payment Services, Inc.	Delaware
Flypaper Technologies, LLC	Delaware
Datagrid AI, Inc.	Delaware
Toric Software Canada Limited	Canada